Exhibit 99.1

FOR IMMEDIATE RELEASE                                   Contact:    Mary Hagen
                                                                  503.641.6115



           Andrew and Williamson Initiates Voluntary Product Recall

Beaverton, Oregon, April 1 -- Epitope, Inc. (NASDAQ:EPTO) today announced that Andrew and Williamson Sales Co., its recently acquired wholly owned subsidiary, has commenced a voluntary recall of thirteen lots of frozen, sliced strawberries shipped to distributors for institutional use in six states. The berries have been associated with an occurrence of Hepatitis A in several Michigan schools. Hepatitis A is a flu-like, temporary illness. The lots subject to the recall were shipped early in December 1996, shortly before Epitope acquired A&W. The berries were grown in Mexico and processed in San Diego.

"The health and well-being of the public is A&W's foremost concern. While it is not certain that the lots being recalled are contaminated, we want to eliminate all possible risk to consumers. Therefore, we have notified our customers who received the shipments in question and requested that they remove them from the market," said Adolph J. Ferro, president and chief executive officer of Epitope. "We are cooperating fully with both the Centers for Disease Control and Prevention and the U.S. Food and Drug Administration, who are assisting with the recall process."

Hepatitis A is usually a mild and self-limiting illness. Symptoms may include malaise, nausea, fatigue, loss of appetite, low grade fever and jaundice. Some patients, particularly young children, experience no symptoms at all.

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